Exhibit 23.1

Consent of Armanino McKenna LLP, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following documents filed by Rovi Corporation:

1.	This amendment No. 1 to the Form 8-K originally filed on February 18, 2011

2.	Registration statements (Nos. 333-150626, 333-152485, 333-171706 and 333-172886) on Form S-8 of Rovi Corporation (formerly known as Macrovision Solutions Corporation), and

3.	Registration statement (No. 333-152337) on Form S-3ASR of Macrovision Solutions Corporation;

of our reports dated June 4, 2010, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting appearing in the Sonic Solutions’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

ARMANINO McKENNA, LLP

San Ramon, California

May 3, 2011